EXHIBIT 21

            Subsidiaries of HUAYANG INTERNATIONAL HOLDINGS, INC.
            ----------------------------------------------------

      The following table sets forth the subsidiaries of the Registrant as of December 31, 2001.

Name and Location        Organized Under the Laws of   Registrant's Ownership
-----------------        ---------------------------   ----------------------
Shenyang Haitong         People's Republic of China    95%
House Properties
Development Co., Ltd.
Shenyang, China